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                                                                    EXHIBIT 11.1

                           ROGUE WAVE SOFTWARE, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     YEAR ENDED
                                                                                                    SEPTEMBER 30,
                                                                                           -------------------------------
                                                                                             1994       1995       1996
                                                                                           ---------  ---------  ---------
Weighted average shares..................................................................      3,363      3,425      3,530
Dilutive common stock options using the treasury stock method............................         --        180      1,083
Weighted average shares assuming conversion of Series A preferred stock..................        159        772        800
Weighted average shares assuming conversion of Series B preferred stock (1)..............         --         --         --
Shares added pursuant to SAB 83 (2)......................................................        632        632        632
                                                                                           ---------  ---------  ---------
Total shares used for per share calculations.............................................      4,154      5,009      6,045
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

Net income...............................................................................  $     568  $      79  $      35
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
Net income per common share..............................................................  $    0.14  $    0.02  $    0.01
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
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(1)  All shares of Series  B preferred stock were  issued in the one-year period prior to the Company's  filing of its registration  statement on Form  SB-2, and, therefore, all 1,114 shares of such preferred stock are included in the
    SAB 83 adjustment using the treasury stock method.

(2) Amount is calculated using the treasury stock method and the expected initial offering price per share of the Company's common stock.

(3) Fully diluted earnings per share is not materially different from primary earnings per share.